Exhibit 4.3

NORBORD INC.

STOCK OPTION PLAN

April 27, 2012, as amended June 14, 2015

TABLE OF CONTENTS

ARTICLE 1 - PURPOSE OF THE PLAN		1

1.01	Purpose	1

ARTICLE 2 - INTERPRETATION		1

2.01	Definitions	1
2.02	Extended Meanings	4
2.03	Legislative References	4

ARTICLE 3 - GRANT OF OPTIONS		4

3.01	Authority of Board	4
3.02	Eligibility	4
3.03	Maximum Shares	4
3.04	Limits with Respect to Insiders	5

ARTICLE 4 - TERMS OF OPTIONS		5

4.01	Option Agreement	5
4.02	Exercise Price	5
4.03	Vesting	5
4.04	Black Out Periods	5
4.05	Early Expiry	6
4.06	Assignment	6
4.07	Participation	7
4.08	Adjustments to Shares	7

ARTICLE 5 - EXERCISE OF OPTIONS		9

5.01	Manner of Exercise	9
5.02	Delivery of Share Certificate	9
5.03	Withholding	9

ARTICLE 6 - ADMINISTRATION		9

6.01	Administration	9
6.02	Amendment and Termination	10
6.03	Compliance with Laws and Exchange Rules	11

ARTICLE 1 - PURPOSE OF THE PLAN

1.01 Purpose

The purpose of the Norbord Inc. Stock Option Plan is to provide an incentive to the employees and officers of the Corporation and its subsidiaries to achieve the longer term objectives of the Corporation, to give suitable recognition of the ability and industry of such persons who contribute materially to the success of the Corporation and to attract and retain persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

ARTICLE 2 - INTERPRETATION

2.01 Definitions

In this Plan:

“5-Day VWAP Period” has the meaning ascribed to that term in Section 4.02(1).

“Black Out Period” means any period during which a policy of the Corporation prevents an Insider from trading in the Shares.

“Board” means the board of directors of the Corporation.

“Change of Control” includes:

(i)	the acquisition by any persons acting jointly or in concert (as determined by the Securities Act), other than Brookfield Asset Management Inc. and its affiliates, whether directly or indirectly, of voting securities of the Corporation that, together with all other voting securities of the Corporation held by such persons, constitute in the aggregate more than 50.1% of all outstanding voting securities of the Corporation;

(ii)	an amalgamation, arrangement or other form of business combination of the Corporation with another corporation that results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50.1% of all outstanding voting securities of the corporation resulting from the business combination;

(iii)	the sale, lease or exchange of all or substantially all of the property of the Corporation to another person, other than in the ordinary course of business of the Corporation or to a Related Entity; or

(iv)	any other transaction that is deemed to be a “Change of Control” for the purposes of this Plan by the Board in its sole discretion.

“Committee” means the Human Resources Committee of the Board or such other persons designated by the Board from time to time.

“Control” by a person over a second person means the power to direct, directly or indirectly, the management and policies of the second person by virtue of:

(i)	ownership of or direction over voting securities in the second person;

(ii)	a written agreement or indenture;

(iii)	being or Controlling the general partner of the second person; or

(iv)	being a trustee of the second person.

“Corporation” means Norbord Inc. and any successor corporation thereto.

“Eligible Person” means any employee or officer of the Corporation or any Related Entity.

“Exercise Price” means the price per share at which Shares may be subscribed for by an Optionholder pursuant to a particular Option Agreement.

“Expiry Date” means the date on which an Option expires pursuant to the Option Agreement relating to that Option or, if such date occurs during a Black Out Period, the date determined pursuant to Section 4.04.

“Grant Date” means the date on which an Option is to be granted, which date will not be earlier than the sixth trading day immediately following the date that the Board resolves to grant the Option, provided that if the Board resolves to grant the Option during a Black Out Period, the Grant Date of the Option will be the sixth trading day immediately following the expiration of the Black Out Period.

“Insider” has the meaning given to that term in the Securities Act and also includes associates and affiliates of the insider, but does not include directors or senior officers of a subsidiary or affiliate of the Corporation unless such director or senior officer:

(i)	in the ordinary course receives or has access to information as material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed;

(ii)	is a director or senior officer of a “major subsidiary” of the Corporation (where “major subsidiary” has the meaning given to that term in National Instrument 55-101 – Insider Reporting Exemptions); or

(iii)	is an insider of the Corporation in a capacity other than as a director or senior officer of the subsidiary or affiliate.

For the purpose of this definition, the terms “affiliate”, “associate” and “subsidiary” have the meanings given to them, respectively, in the Securities Act.

“Market Price” of a Share has the meaning set out in Section 4.02.

“NI 45-106” means National Instrument 45-106 – Prospectus and Registration Exemptions.

“Notice of Exercise” means a notice, substantially in the form of the notice set out in Schedule B or in such other form as approved by the Board, from an Optionholder to the Corporation giving notice of the exercise or partial exercise of an Option previously granted to the Optionholder.

“Option” means an option to purchase Shares granted to an Eligible Person pursuant to the terms of the Plan.

“Option Agreement” means an agreement, substantially in the form of the agreement set out in Schedule A to this Plan or in such other form as approved by the Board, between the Corporation and an Eligible Person setting out the terms of an Option granted to the Eligible Person.

“Optioned Shares” means the Shares that may be subscribed for by an Optionholder pursuant to an Option Agreement.

“Optionholder” means an Eligible Person to whom an Option has been granted.

“Permitted Assigns” has the meaning ascribed to that term in section 2.22 of NI 45-106.

“Plan” means the Norbord Inc. Stock Option Plan, as amended from time to time.

“Related Entity” means, for the Corporation, a person that Controls or is Controlled by the Corporation or that is Controlled by the same person that controls the Corporation.

“Securities Act” means the Securities Act (Ontario).

“Security Based Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of securities of the Corporation, including a share purchase from treasury that is financially assisted by the Corporation by way of a loan, guarantee or otherwise.

“Shares” means, subject to the provisions of Section 4.08, the Common Shares of the Corporation.

“Termination Date” means the actual date of termination of (i) the office of the Optionholder or (ii) the employment of the Optionholder, as applicable, and does not include any period during which the Optionholder is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance payments following the actual date of termination or resignation.

2.02 Extended Meanings

In this Plan, words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, limited and unlimited liability companies, general and unlimited partnerships, associations, trusts, incorporated organizations, joint ventures and governmental authorities.

2.03 Legislative References

In this Plan, a reference to any statute, regulation, national instrument or other legislation is to that legislation as now enacted or as the same may from time to time be amended, re-enacted or replaced.

ARTICLE 3 - GRANT OF OPTIONS

3.01 Authority of Board

(1) Subject to the limitations of the Plan, the Board has the authority:

(a)	to determine which Eligible Persons are to be granted Options and to grant Options to those Eligible Persons;

(b)	to determine the terms of such Options; and

(c)	to prescribe the form of Option Agreement and Notice of Exercise with respect to a particular Option, if other than substantially as set forth in Schedules A and B to this Plan.

(2) Notwithstanding the provisions of Section 3.01(1), no Option will be granted under the Plan unless recommended by a majority of the Committee.

3.02 Eligibility

Options may be granted by the Board to any Eligible Person, subject to the limitations set forth in Section 3.04, prior to his or her Termination Date.

3.03 Maximum Shares

(1) The maximum number of Shares that may be issued pursuant to Options granted under the Plan is 4.9 million Shares, subject to adjustment as provided in Section 4.08.

(2) Any Shares subject to an Option that expires or terminates without having been fully exercised may be made the subject of a further Option.

3.04 Limits with Respect to Insiders

(1) The number of Shares issuable to Insiders, at any time, pursuant to the Plan and any other Securities Based Compensation Arrangement cannot exceed 10% of the issued and outstanding Shares.

(2) The number of Shares issued to Insiders, within any one year period, under the Plan and any other Securities Based Compensation Arrangement cannot exceed 10% of the issued and outstanding Shares.

ARTICLE 4 - TERMS OF OPTIONS

4.01 Option Agreement

As soon as practicable following the grant of an Option, the Corporation will deliver to the Optionholder an Option Agreement dated the Grant Date, containing the terms of the Option and executed by the Corporation, and upon delivery to the Corporation of the Option Agreement executed by the Optionholder such Optionholder will be a participant in the Plan and have the right to purchase the Optioned Shares on the terms set out in the Option Agreement and the Plan.

4.02 Exercise Price and Number of Options Granted

(1) The Exercise Price of Shares subject to an Option will be determined by the Board at the time it resolves to grant the Option and will be not less than the market price (the “Market Price”) of the Shares at the Grant Date, calculated as the volume-weighted average price of a Share on the principal stock exchange on which the Shares are trading for the five trading days preceding the Grant Date (the “5-Day VWAP Period”) or, if the Shares are not listed on a stock exchange, the fair market value of a Share on the Grant Date as determined by the Board.

(2) The number of Options to be granted to an Eligible Person will be determined by the Board at the time it resolves to grant the Options and, if the Shares are listed on a stock exchange, prior to the commencement of the 5-Day VWAP Period.

4.03 Vesting

An Option may be granted subject to vesting requirements. Any vesting requirements will be determined at the time the Option is granted and will be set out in the Option Agreement.

4.04 Black Out Periods

If the date on which an Option expires pursuant to an Option Agreement occurs during or within 10 days after the last day of a Black Out Period, the Expiry Date for the Option will be the last day of such 10-day period.

4.05 Early Expiry

(1) Unless otherwise determined by the Committee, an Option will expire before its Expiry Date in the following events and manner:

(a)	if an Optionholder dies, only the portion of the Option that is exercisable at the date of death of the Optionholder may be exercised by the personal representatives of the Optionholder during the period ending six months after the death of the Optionholder, after which period all Options terminate;

(b)	if the employment of an Optionholder is terminated without cause, including a constructive dismissal, only the portion of the Option that is exercisable at the Termination Date may be exercised by the Optionholder during the period ending 90 days after the Termination Date, after which period all Options expire; and

(c)	an Option will expire immediately upon the Optionholder ceasing to be an Eligible Person as a result of his or her resignation or being dismissed from his or her office or employment for cause including where an Eligible Person resigns his or her office or employment after being requested to do so by the Corporation as an alternative to being dismissed or terminated by the Corporation for cause, subject in all cases to the earlier expiration of an Option on its applicable Expiry Date. For greater certainty, the retirement of an Optionholder pursuant to the provisions of a retirement plan of the Corporation or a Related Entity or an Optionholder’s cessation of employment due to permanent disability will not affect the terms of outstanding Options.

(2) Notwithstanding the provisions of Section 4.05(1), the Committee may, in its discretion, at any time prior to or following any event contemplated in Section 4.05(1), permit the exercise of any or all Options held by an Optionholder in the manner and on the terms authorized by the Committee, provided that the Committee will not, in any case, authorize the exercise of an Option after its applicable Expiry Date.

(3) On the expiry of an Option all rights of a participant thereunder, whether unexercised or not yet exercisable, will automatically expire and be cancelled without any compensation being paid therefor.

4.06 Assignment

(1) An Optionholder may assign Options to a Permitted Assign of the Optionholder. For greater certainty, the terms of the Plan continue to apply to assigned Options except that the assigned Options are exercisable by the Permitted Assign.

(2) Except as provided in Section 4.05(1)(a), an Option may be exercised only by the Optionholder or a Permitted Assign of the Optionholder and is not assignable in law or in equity, and any purported assignment is void and of no force and effect whatsoever.

4.07 Participation

(1) Participation in this Plan will be entirely voluntary and any decision not to participate will not affect an Eligible Person’s employment or other relationship with the Corporation or any Related Entity.

(2) Nothing in this Plan or in any Option Agreement will confer on any Optionholder any right to remain as an employee or officer of the Corporation or any Related Entity.

(3) An Optionholder will only have rights as a shareholder of the Corporation with respect to Shares that the Optionholder acquires through the exercise of an Option in accordance with its terms.

4.08 Adjustments to Shares

(1) Subject to the right of the Board to make such additional or other adjustments as it considers appropriate in the circumstances:

(a)	upon a subdivision of the Shares into a greater number of Shares, a consolidation of the Shares into a lesser number of Shares or the issue of a stock dividend to holders of the Shares (other than dividends in the ordinary course), the number of Shares authorized to be issued under the Plan, the number of Shares receivable on the exercise of an Option and the Exercise Price thereof will be increased or reduced proportionately and the Corporation will deliver upon the exercise of an Option, in addition to or in lieu of the number of Optioned Shares in respect of which the right to purchase is being exercised and without the Optionholder making any additional payment, such greater or lesser number of Shares as results from the subdivision, consolidation or stock dividend;

(b)	upon the distribution by the Corporation to holders of the Shares of shares of any class (whether of the Corporation or another corporation, but other than Shares), rights, options or warrants, evidences of indebtedness or cash (other than dividends in the ordinary course), other securities or other assets, either the Exercise Price of the Optioned Shares will be reduced proportionately or the Corporation will deliver upon exercise of an Option, in addition to the number of Optioned Shares in respect of which the right to purchase is being exercised and without the Optionholder making any additional payment, such other securities, evidence of indebtedness or assets as result from such distribution; and

(c)

upon a capital reorganization, reclassification or change of the Shares, a consolidation, merger, amalgamation, arrangement or other form of corporate reorganization or combination of the Corporation with another corporation or a sale, lease or exchange of all or substantially all of the assets of the Corporation, the Corporation will deliver upon exercise of an Option, in lieu of the Optioned

Shares in respect of which the right to purchase is being exercised, the kind and amount of shares or other securities or assets as result from such event.

The purpose of such adjustments is to ensure that any Optionholder exercising an Option after any such event will be in substantially the same position as such Optionholder would have been in if he or she had exercised the Option prior to such event.

(2) Notwithstanding any other provision herein, in the event of a proposed Change of Control, the Board may, as deemed necessary or equitable by the Board in its sole discretion, determine the manner in which all unexercised Options granted under the Plan will be treated including, for example, requiring the acceleration of the time for the exercise of such Options by the Optionholder and of the time for the fulfillment of any conditions or restrictions on such exercise. All determinations of the Board under this Section will be binding for all purposes of the Plan. If the Board elects to accelerate the vesting of any or all outstanding Options immediately prior to the completion of any such transaction, it may also determine that all such outstanding Options will be purchased by the Corporation or a Related Entity for an amount per Option equal to the “Transaction Price” (as defined below), less the applicable Exercise Price (except that where the Exercise Price exceeds the Transaction Price, the amount per Option for such Options will be $0.01), as of the date such transaction is determined to have occurred or as of such other date prior to the transaction closing date as the Board may determine. For purposes of this paragraph, “Transaction Price” means the fair market value of a Share based on the consideration payable in the applicable transaction as determined by the Board.

(3) If, at any time when an Option granted under the Plan remains unexercised, an offer to purchase all of the Shares of the Corporation is made by a third party, the Corporation will use its best efforts to bring such offer to the attention of the Optionholder as soon as practicable.

(4) An adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section are cumulative.

(5) The Corporation will not be required to issue fractional Shares or other securities under the Plan and any fractional interest in a Share or other security that would otherwise be delivered upon the exercise of an Option will be cancelled.

(6) Except as expressly provided in this Section 4.08 or as determined by the Board, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to, the number of Shares that may be acquired on the exercise of any outstanding Option or the Exercise Price of any outstanding Option.

ARTICLE 5 - EXERCISE OF OPTIONS

5.01 Manner of Exercise

An Optionholder (or the personal representatives of a deceased Optionholder) who wishes to exercise an Option may do so by delivering the following to the Corporation before the expiry of the Option

(a)	a completed Notice of Exercise and

(b)	subject to the provisions of Section 5.03, a cheque (which need not be a certified cheque) or bank draft payable to the Corporation for the aggregate Exercise Price for the Optioned Shares being acquired.

If the Optionholder is deceased, the personal representatives of the Optionholder must also deliver to the Corporation evidence of their status. An Option may not be exercised for less than 100 Optioned Shares at any one time, except where a smaller number of Optioned Shares remains exercisable pursuant to an Option, in which case the Option may be exercised for such smaller number at one time.

5.02 Delivery of Share Certificate

Not later than five business days after receipt of the Notice of Exercise and payment in full for the Optioned Shares being acquired as provided in Section 5.01, the Corporation will direct its transfer agent to issue a certificate in the name of the Optionholder (or, if deceased, the Optionholder’s estate) for the number of Optioned Shares purchased by the Optionholder (or the Optionholder’s estate), which will be issued as fully paid and non-assessable Shares.

5.03 Withholding

The Corporation will withhold taxes to the extent required by applicable law in respect of any amounts under this Plan.

ARTICLE 6 - ADMINISTRATION

6.01 Administration

(1) The Plan will be administered by the Board with the assistance of the Committee.

(2) The Committee has the authority to interpret the Plan, to adapt, amend, rescind and waive rules and regulations to govern the administration of the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, which interpretations and determinations will be conclusive and binding on the Corporation and all other affected persons.

6.02 Amendment and Termination

(1) The Board may, at any time and from time to time, amend, suspend or terminate the Plan at any time, provided that no such amendment, suspension or termination may be made without obtaining any required approval of any regulatory authority or stock exchange or materially prejudice the rights of any Optionholder under any Option previously granted to the Optionholder without the consent or deemed consent of the Optionholder.

(2) Notwithstanding the provisions of Section 6.02(1), the Board may not, without the approval of the security holders of the Corporation, make amendments to the Plan for any of the following purposes:

(a)	to increase the maximum number of Shares that may be issued pursuant to Options granted under the Plan as set out in Section 3.03, subject to adjustment pursuant to Section 4.08;

(b)	to reduce the Exercise Price of Options to less than the Market Price;

(c)	to reduce the Exercise Price of Options;

(d)	to extend the Expiry Date of Options for the benefit of an Insider;

(e)	to increase the maximum number of Shares issuable to Insiders pursuant to Section 3.04(1) or (2); and

(f)	to amend the provisions of this Section 6.02(2).

(3) In addition to the changes that may be made pursuant to Section 6.02(1), the Board may, at any time and from time to time, without the approval of the security holders of the Corporation, amend any term of any outstanding Option (including, without limitation, the Exercise Price, vesting and expiry of the Option), provided that:

(a)	any required approval of any regulatory authority or stock exchange is obtained;

(b)	if the amendments would reduce the Exercise Price or extend the Expiry Date of Options granted to Insiders other than as authorized pursuant to Section 4.08, approval of the holders of the outstanding Shares must be obtained;

(c)	the Board would have had the authority to initially grant the Option under the terms as so amended; and

(d)	the consent or deemed consent of the Optionholder is obtained if the amendment would materially prejudice the rights of the Optionholder under the Option.

6.03 Compliance with Laws and Exchange Rules

The Plan, the grant and exercise of Options under the Plan and the Corporation’s obligation to issue Shares on exercise of Options will be subject to all applicable federal, provincial and foreign laws, rules and regulations and the rules of any regulatory authority or stock exchange on which the securities of the Corporation are listed. No Option will be granted and no Shares will be issued under the Plan where such grant or issue would require registration of the Plan or of such Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue of Shares in violation of this provision will be void. Shares issued to Optionholders pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws.

FORM OF OPTION AGREEMENT

NORBORD INC.

STOCK OPTION PLAN

OPTION AGREEMENT

This Option Agreement is entered into between Norbord Inc. (the “Corporation”) and the Optionholder named below pursuant to the Norbord Inc. Stock Option Plan (the “Plan”) and confirms that:

(a)	on (the “Grant Date”);

(b)	(the “Optionholder”);

(c)	was granted an option to purchase Shares (the “Optioned Shares”) of the Corporation, [exercisable as to 25% on each of the first, second, third and fourth anniversary dates of the Grant Date on a cumulative basis];

(d)	at a price (the “Exercise Price”) of $ per Share; and

(e)	for a term expiring at 5:00 p.m., Toronto time, on (the “Expiry Date”);

all on the terms set out in the Plan. By signing this agreement, the Optionholder acknowledges that he or she has read and understands the Plan and accepts the Options in accordance with the terms of the Plan.

IN WITNESS WHEREOF the Corporation and the Optionholder have executed this Option Agreement as of ●, 200●.

NORBORD INC.

By:

Name of Optionholder

Signature of Optionholder

FORM OF NOTICE OF EXERCISE

NORBORD INC.

STOCK OPTION PLAN

NOTICE OF EXERCISE

TO:	Norbord Inc.
1 Toronto Street, Suite 600
Toronto, Ontario
M5C 2W4

	Attention:	Assistant Secretary

Reference is made to the Option Agreement made as of                                          200●, between Norbord Inc. (the “Corporation”) and the Optionholder named below. The Optionholder hereby exercises the Option to purchase Shares of the Corporation as follows:

Number of Optioned Shares for which Option being exercised:	●

Exercise Price per Share:	$●

Total Exercise Price (in the form of a cheque which need not be a certified cheque or bank draft tendered with this Notice of Exercise):	$●

Name of Optionholder as it is to appear on share certificate:	●

Address of Optionholder as it is to appear on the register of Shares of the Corporation [and to which a certificate representing the Shares being purchased is to be delivered]:

Dated
Name of Optionholder

Signature of Optionholder